Exhibit 99

INVESTOR CONTACT:

William Prate

Senior Director, Investor Relations

william.prate@tennantco.com

763-540-1547

Tennant Company Appoints Fay West as Senior Vice President and

Chief Financial Officer

MINNEAPOLIS, April 1, 2021—Tennant Company (“Tennant”) (NYSE: TNC), a world leader in the design, manufacture and marketing of solutions that help create a cleaner, safer, healthier world, today announced it has appointed Fay West as the Company’s Senior Vice President and Chief Financial Officer, effective April 15. Ms. West was previously Senior Vice President and Chief Financial Officer of SunCoke Energy, Inc. West replaces Thomas Paulson, who has served as interim CFO since January 2021.

“Fay is an accomplished finance executive with extensive experience in accounting, financial reporting and analysis and controls, and demonstrated leadership skills in implementing continuous improvements in business systems and processes,” said Dave Huml, Tennant Company’s President and Chief Executive Officer.

“We welcome Fay as the newest member of Tennant’s senior management team and look forward to working with her in executing our enterprise strategy and seizing the opportunities that lie ahead. We’ve made meaningful improvements to our operating model in the past year and are in a strong position as global markets begin to recover. We’re excited to have Fay on our team as we continue on this trajectory,” said Huml.

Before joining SunCoke Energy, Inc., in 2011, West was Assistant Controller at United Continental Holdings, Inc. Prior to that role, she served in several leadership roles at PepsiAmericas, Inc., including Vice President of Accounting and Financial Reporting, and Director of Financial Reporting. Prior to joining PepsiAmericas, Inc., she was Vice President and Controller of GATX Rail Company. West is a certified public accountant and received her bachelor’s degree in accounting from DePaul University.

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Page 2 – Tennant Company Appoints Fay West as Chief Financial Officer

The Company has filed a Form 8-K with the U.S. Securities and Exchange Commission, which describes the material compensatory arrangements for West. As a material inducement to West commencing employment with Tennant, the Compensation Committee approved the grants to West of annual long-term incentive equity awards, as well as a one-time restricted stock unit award, all of which will be granted outside of Tennant’s shareholder-approved equity compensation plan in reliance on the employment inducement exemption under the NYSE’s Listed Company Manual Rule 303A.08. The annual long-term incentive awards will have a total grant date fair value of $848,000, comprised of 50% performance-based restricted stock units with a performance period from 2021-2023, 25% non-qualified stock options vesting ratably over three years and 25% restricted shares that cliff-vest after three years, consistent with comparable awards to Tennant’s other executive officers. The one-time restricted stock units will have a grant date fair value of $1.1 million and will vest as to 50% of the units on each of the first and second anniversaries of the date of grant. All of the equity awards will be subject to the terms of the standard forms of award agreements for executive officers and will be granted upon the commencement of West’s employment or the first date thereafter when Tennant’s stock trading window is open.

Company Profile

Founded in 1870, Tennant Company (TNC), headquartered in Minneapolis, Minnesota, is a world leader in designing, manufacturing and marketing solutions that empower customers to achieve quality cleaning performance, reduce their environmental impact and help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; and cleaning tools and supplies. Tennant's global field service network is the most extensive in the industry. Tennant Company had sales of $1.0 billion in 2020 and has approximately 4,300 employees. Tennant has manufacturing operations throughout the world and sells products directly in 15 countries and through distributors in more than 100 countries. For more information, visit www.tennantco.com and www.ipcworldwide.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.

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